Exhibit 10.4

August 15, 2022

VIA EMAIL

Gray Chynoweth

Dear Gray:

The purpose of this letter agreement (“Agreement”) by and between Minim, Inc. (the “Company”) and you (sometimes referred to as “Chynoweth”) is to set forth our mutual understanding and agreement with respect to your transition and ultimate separation from employment with the Company. In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge, we have agreed as follows:

1.	Transition and Separation from Employment. Your separation from employment will occur on the earlier of September 8, 2022 or such other date that is mutually agreed between the Company and you (“Separation Date”). The period between the date of this Agreement and the Separation Date is referred as your “Transition Period.” On August 16, 2022, you will no longer hold the title of CEO or your position as a director but will remain employed through your Separation Date to assist with the transition. On your Separation Date, you will relinquish any and all positions that you have held with the Company.

2.	Transition Period. During the Transition Period, your current terms and conditions of employment (such as your compensation, and benefits) will remain the same or substantially the same in the aggregate. During the Transition Period, you are required to assist and support with the orderly transition of your duties to Mehul Patel, as the new Chief Executive Officer. You will also be required to continue to comply with the Company’s policies and procedures. During the Transition Period, you will have no authority to represent the Company to third parties or to bind the Company to any contractual obligations, whether written, oral or implied, or represent that you have such authority, unless authorized to do so in writing by a director of the Company.

3.	Pay and Benefits. You agree that you have received all compensation and benefits, including but not limited to any non-monetary benefits such as leave time, to which you are entitled in connection with your employment with the Company, except for what you shall receive under this Agreement. You further agree that the Company has satisfied in full any contractual obligations it may have to you, including pursuant to your Employment Agreement dated December 4, 2020 (the “Employment Agreement”) and your Severance Agreement dated March 3, 2022 (the “Severance Agreement”), except for what you shall receive under this Agreement. You agree to make no claims for further compensation from the Company of any type, including bonus payments, commission payments, other than your earned and unpaid vacation pay which will be paid to you on your Separation Date and except for all monies due under this Agreement. You acknowledge that, except to the extent provided in this Agreement, the Company is under no obligation to provide you with any other benefits (monetary or otherwise).

4.	Health Insurance Continuation. At your option, you may continue to be covered under the Company’s group health insurance plan up to nine (9) months after your Separation Date, subject to the terms and conditions provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) provided you have timely and properly elected COBRA coverage in accordance with the Company’s COBRA election procedures, notice of which shall be sent to you under separate cover. Subject to the Company’s receipt of this Agreement timely signed by you, the expiration of the seven (7) day revocation period set forth below, and your compliance with the terms of this Agreement, the Company will pay the entire COBRA premiums for your health insurance continuation coverage until the earlier of (i) nine (9) months after your Separation Date, (ii) the date you find alternative full-time employment, or (iii) until such earlier time as you enroll in alternate health insurance coverage, provided you have timely and properly elected COBRA coverage in accordance with the Company’s COBRA election procedures, notice of which shall be sent to you under separate cover. You agree to notify the Company within three (3) business days if and when you become eligible for alternate medical coverage or if you become employed full-time during this nine (9) month period the Company is paying your COBRA premiums.

5.	Severance Package: If you timely sign, do not revoke, and comply with this Agreement, the Company will:

a)	Continue to pay your current base salary (at the rate of $250,000 per year, less all applicable federal, state or local tax withholding, F.I.C.A., and any other applicable payroll deductions) for a period of six (6) months beginning on the Separation Date. Such payments shall be made in installments corresponding to the regular pay periods of the Company.
b)	Pay you any earned prorated bonus through the Separation Date (assuming your current bonus target amount of $100,000 prorated through the Separation Date) and to the extent any amounts are owed pursuant to this Section 5(b), such amounts will be paid in one lump-sum payment within 30 days of the Separation Date.
c)	Pay your current base salary (at the rate of $250,000 per year, less all applicable federal, state or local tax withholding, F.I.C.A., and any other applicable payroll deductions) for an additional three (3) month period following the six month period provided for in Section 5(a); provided, that any amounts payable pursuant to this Section 5(c) shall cease immediately on the date you find alternative full-time employment (including full-time employment with the US Navy). Any payments, to the extent made pursuant to this Section 5(c) shall be made in installments corresponding to the regular pay periods of the Company. You are obligated to notify the Company immediately but no later than two (2) business days if and when you become employed full-time (including full-time employment with the US Navy). Upon receipt of such notice by you, all payments pursuant to this Section 5(c) shall cease immediately. For the avoidance of doubt, if you obtain full-time employment prior to the expiration of the six (6) month period in Section 5(a), you will not be entitled to any payments under this Section 5(c). For the avoidance of doubt, any temporary or short-term work for the US Navy shall not disqualify you from continued severance payments under this Section 5(c).
d)	As of the Separation Date, the Company will accelerate vesting of your unvested stock options and RSU’s by nine (9) months from the Separation Date. Other than the nine (9) months of acceleration provided, vesting of all remaining stock options and RSUs will cease on the Separation Date.

6.	Equity. All of your stock options and RSUs with the Company are governed by the applicable Company equity plans and grant agreements. All vested equity will be subject to the terms and conditions of the applicable plan and grant documents. You further acknowledge and agree that you will not vest in or receive any additional stock options or RSUs, other than what is stated in this Agreement, or Company stock in connection with your employment (or the termination of that employment) with the Company. To the extent that this Agreement sets forth mutual releases, including, but not limited to, those set forth under Sections (“Pay and Benefits”), and Section 14 (“General Releases”), those releases do not limit your legal rights to protect, secure, vindicate, or in any other way enforce your legal rights with respect to your equity in the company.

7.	Transfer of Responsibilities. You shall, through the Separation Date, cooperate fully and timely with the Company and its personnel with all of its reasonable requests, to provide an orderly transfer of your duties and responsibilities.

8.	Confidential Information. During your employment with the Company, you had access to trade secrets and confidential and proprietary business and technical information of the Company, including data and information which would not otherwise have been available to you except by reason of your employment or position with the Company, and including, but not limited to, customer files and records, plans, developments, product information, pricing lists and information, customer lists and other customer information, marketing plans, methods and other marketing information, research methods and data, personnel information, computer discs and files, maps, sketches and other confidential, proprietary or secret information, and to documents and information from third parties which the Company is required to maintain in confidence (collectively “Confidential Information”). You agree that you will not, without the Company’s prior written consent, directly or indirectly disclose to any person, not an employee of the Company, any Confidential Information obtained in the course of your employment with the Company, nor will you use any Confidential Information for your own benefit to the detriment or intended or probable detriment of the Company.

9.	Intellectual Property. You agree you have disclosed promptly, completely, and in writing, and will in the future disclose promptly, completely and in writing to the Company any original works of authorship (including all copyrights with respect thereto), any discovery, process, design, improvement, innovation, development, improvement or invention, whether or not patentable and whether reduced to writing or practice or not, which you discovered, conceived and/or developed, in whole or in part, either individually or jointly with others (whether on or off the Company’s premises or during or after working hours) during the period you were employed with the Company, and which was or is directly or indirectly related to the business or proposed business of the Company, or which resulted or results from or was suggested by any work performed by any employee or agent of the Company during your period of employment or for one year thereafter (“Inventions”). You hereby assign, and agree to assign to the Company, without any separate or additional remuneration, your entire right, title and interest in all such Inventions, together with any and all United States and foreign rights thereto. You also agree that all Inventions and all works of authorship, literary works (including computer programs), audiovisual works, translations, compilations, and any other written materials, including but not limited to, copyrightable works (the “Works”) which were originated or produced by you (solely or jointly with others), in whole or in part, within the scope of, or in connection with, your employment will be considered “works made for hire” as defined by the U.S. Copyright Act (17 USC §101, as amended) and further acknowledge that you are an employee as defined under that Act. All such works made for hire are and will be the exclusive property of the Company, and you agree to treat any such works as Proprietary Information. In the event that any Works are not deemed to be “works made for hire,” you hereby assign all of your right, title, and interest in and to such Works, including but not limited to, the copyrights therein, to the Company. You also agree to cooperate with the Company to execute all instruments including patent and copyright applications and assignments therefor, and to do all other things reasonably necessary to fully vest, and perfect, in the Company the ownership rights contemplated herein. In the event the Company is unable, after reasonable effort, to secure your signature on any document or instrument necessary to secure trademarks, letters patent, copyrights or other analogous protection relating to any Works, whether because of your physical or mental capacity or for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts.

10.	Non-Disparagement. a.) By Chynoweth. Unless as required by law or valid subpoena, you further agree, that you will not, at any time after the date hereof, make any remarks or comments, orally, in writing, or via social media, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company’s reputation or good will or to the reputation or good will of any person associated with the Company; b.) By Company. Unless as required by law or valid subpoena, the Company, including any of its officers, directors, employees, attorneys or agents will not, at any time after the date hereof, make any remarks or comments, orally, in writing, or via social media, which remarks or comments reasonably could be construed to be derogatory or disparaging to Chynoweth or which reasonably could be anticipated to be damaging or injurious to the Chynoweth’s reputation or good will.

11.	Return of Property. You acknowledge that you will return to the Company immediately after your Separation Date all property of the Company that is in your possession or under your control, including, without limitation, any and all files, documents and other information with respect to the Company’s management, business operations or customers, including all files, documents, or other information containing Confidential Information. If any Company property is on your personal electronics, you agree to delete the same and such action will satisfy this request. However, you are allowed to retain possession and ownership of your laptop upon removal of all Company files by Company personnel.

12.	Non-Solicitation: During the Transition Period and for six (6) months thereafter, you shall not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, independent contractor, or in any other capacity whatsoever: (i) recruit, solicit, or hire any employee, consultant, agent, director or officer of the Company or contact, recruit, solicit or induce, or attempt to contact, recruit, solicit or induce, any employee, consultant, agent, director or officer of the Company to terminate his/her employment with, or otherwise adversely change, reduce, or cease any relationship with, the Company; (ii) solicit, encourage, or induce, or cause to be solicited, encouraged or induced, any franchisee, partner, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the termination of your employment with the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, or (iii) contact, solicit, divert, take away, or attempt to contact, solicit, divert or take away, any clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or any of the Company’s business with such clients, customers or accounts, except as agreed upon in writing signed by a duly authorized officer of the Company. If any restriction set forth in this paragraph is found by any court to be unenforceable because it is overbroad in any manner, such restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area which the court finds to be enforceable. You acknowledge that the restrictions contained in this paragraph are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You acknowledge that the restrictions contained in this paragraph extend to and expressly prohibit conduct via social media that would violate this paragraph. You further acknowledge that the restrictions set forth in this paragraph do not prevent you from earning a livelihood nor unreasonably impose limitations on your ability to earn a living. As used in this agreement the term “client,” “customer,” or “accounts” shall include: (i) any person or entity that is a client, customer or account of the Company on the date hereof or becomes a client, customer or account of the Company during the covered period; (ii) any person or entity that was a client, customer or account of the Company at any time during the two-year period preceding the date of your termination; and (iii) any prospective client, customer or account to whom the Company has made a presentation (or similar offering of services) within a period of 180 days preceding the date of the termination of your employment.

13.	Cooperation in Litigation. At the Company’s reasonable request, you agree to assist, consult with, and cooperate with the Company in any litigation or administrative procedure or inquiry that involves the Company, subject to reimbursement for your reasonable out of pocket expenses, such as travel, meals, or lodging and including reasonable and documented attorney’s fees to the extent an attorney is necessary to represent your interests in connection with such requested cooperation.

14.	Breach of Agreement. Each party understands and agrees that any material breach of its respective obligations under this Agreement will render this Agreement null and void and all payments pursuant to this Agreement shall cease upon a material breach by Chynoweth. For purposes hereof, a material breach means the failure to observe or perform any of the obligations required to be observed or performed by either party hereunder where such failure shall remain uncured for thirty (30) days after written advanced notice thereof by the non-breaching party.

15.	General Release of Company. You, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release the Company, its affiliates, and its and their successors, assigns, former or current shareholders, officers, directors, employees, agents, insurers, attorneys and representatives (“Company Released Parties”) from any and all causes of action, in law or equity, you now have, may have or ever had, whether known or unknown, from the beginning of the world to this date, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; claims for breach of contract or based on tort; claims for employment discrimination and wrongful termination; statutory wage and hour claims under New Hampshire law, including but not limited to, claims for violation of the New Hampshire employment laws, and any other statutory, regulatory or common law causes of action (“the Released Claims”). You understand that you are releasing claims pursuant to New Hampshire law including, but not limited to, claims for untimely, underpayment, or non-payment of wages, discrimination and/or retaliation for seeking to enforce your wage and hour rights, misclassification as an independent contractor, improper withholdings or deductions, tip or service charge related claims, and claims pursuant to New Hampshire law relating to minimum wage, discrimination and/or retaliation for seeking to enforce your rights under New Hampshire law, and/or overtime pay. You hereby acknowledge and understand that this is a General Release, and that this means you are giving up your right to sue the Company Released Parties for any and all claims, including but not limited to the specific claims mentioned in this paragraph. Notwithstanding the following, under no circumstances are you releasing any rights or claims to vested 401K benefits, any rights or claims you may have to indemnification and defense, including, but not limited to, any rights you may have under the Company D&O insurance and the Company’s D&O Side ADIC insurance, and your rights to vested equity. Nothing in this General Release and Waiver of Claims is intended to bar future claims by Chynoweth against the Company arising under this Agreement or any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits and any rights to vested benefits, including stock and equity interests, and pension or retirement benefits, the rights to which are governed by the terms of the applicable Company plan documents and award agreements.

16.	General Release by Company. The Company hereby knowingly and voluntarily releases Chynoweth from any and all causes of action, in law or equity, the Company now has, may have or ever had, whether known or unknown, from the beginning of the world to this date, and specifically agrees to not pursue any claims against Chynoweth for any of his actions known to the Company that were: i) taken by him during his employment with the Company; ii) within the normal course of his job duties; and iii) within the scope of his business authority as authorized by the Company and its Board of Directors and provided that such business authority was exercised in accordance with the policies and practices of the Company.

17.	Participation in Agency Proceeding. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). You further understand that this Agreement does not limit your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, you understand and agree that that although you may engage in such activities, you will not be entitled to receive any award or damages, to the extent consistent with applicable law.

18.	Acknowledgment. By signing this Agreement, you acknowledge and agree that you understand the meaning of this Agreement and that you freely and voluntarily enter into it and the General Release contained herein. You agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and release set forth herein.

19.	Miscellaneous. This Agreement shall be construed in accordance with the laws of the State of New Hampshire without regard to choice or conflict of law principles. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any portion of the general release language is ruled to be unenforceable for any reason, this entire Agreement shall be deemed null and void. To avoid any possible misunderstanding, the Company and you intend this Agreement to be a comprehensive statement of the terms of your separation and supersede: (i) all prior understandings or statements made to you by the Company regarding your arrangements with the Company after your Separation Date; and (ii) all agreements you previously executed with the Company, including your Employment Agreement and Severance Agreement. It does not, however, supersede your equity agreements with the Company. Any modifications or waiver of the terms set forth in this Agreement must be in writing and signed by you and by me on behalf of the Company. This Agreement is binding on the company’s successors and assigns.

Please indicate your agreement to the terms of this Agreement by signing and dating the last page of the enclosed copy of this Agreement, and return it to me at your earliest convenience.

Sincerely,

/s/ Sara Bishop
Sara Bishop
Head of Talent and Culture

By signing this Agreement, I acknowledge and agree that I understand the meaning of this Agreement and that I freely and voluntarily enter into it and the General Release contained herein. I agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein.

AGREED TO AND EXECUTED UNDER SEAL THIS 15th day of August, 2022.

/s/ Gray Chynoweth
Gray Chynoweth